John V. Murphy
Chairman, President and                              OppenheimerFunds Logo
Chief Executive Officer                              OppenheimerFunds, Inc.
485 Seventh Avenue
                                                              New York, NY 10018
                                                              WWW.OPPENHEIMERFUNDS.COM
                                                              ------------------------

                                                              April 5, 2002

Dear Oppenheimer Multi-Sector Income Trust Shareholder,

         We recently notified you of a shareholder meeting scheduled for on May 3, 2002. We provided a proxy ballot and a detailed statement of the issues in that first mailing.  We regret that a typographical error appeared in the cover letter.  However, the ballot and statement you received were accurate.  The following copy correctly describes the proposals, which are described in detail in the proxy statement that was previously sent to you.

What are the issues?

         You are being asked to consider and approve the election of one Trustee in Class A to hold office until 2003, and three
Trustees in Class C to hold office until 2005.  The Board of Trustees' primary responsibility is the management of the Fund.  They meet regularly to review the activities of the Fund's day-to-day operations.

         In addition, the Board is asking you to ratify the selection of KPMG LLP as independent certified public accountants and auditors of the Fund for the fiscal year beginning November 1, 2001.

It is important that your shares be represented and voted.

         We urge you to consider these issues carefully and to make your vote count.  To cast your vote, simply mark, sign and date the proxy ballot that you received and return it in the postage-paid envelope today.  Remember, it can be costly for the Fund -- a portion of which is owned by you as a shareholder -- to remail ballots if not enough responses are received to conduct the meeting.

         Please read your proxy statement for complete details on these proposals.  Of course if you have any questions, please contact your financial advisor or call us at 1-800-647-7374. We appreciate your confidence in OppenheimerFunds and thank you for allowing us to manage a portion of your investment assets.

                                                              Sincerely,
                                                              /s/ John V. Murphy
                                                              John V. Murphy

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc., 498 Seventh Avenue, New York, NY 10018.

XP0680.004.0402